Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 3, 2011

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BARCLAYS CAPITAL

ETF & ETN GUIDE

The Barclays Capital ETF & ETN guide is an exhaustive list of exchange traded products organized by asset class and market capitalization including, but not limited to, our own iPath ETNs. We hope that you will find it a handy reference guide. Please let us know if you would care to receive a complimentary copy via email or would like hard copies shipped to you via US Mail.

Please indicate your preference by clicking on the Get ETF/ETN Guide button below and filling out the applicable information.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.ipathetn.com or EDGAR on SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-fee 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

CSNY362207W

BARCLAYS CAPITAL

ETF & ETN GUIDE

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Barclays Capital will treat information provided to the Barclays Capital website as confidential. We will hold your data in compliance with the Data Protection Act 1998, which implements Data Protection Directive 95/46/EC, and other applicable laws. Please contact DataPrivacy@barclayscapital.com if you have any questions about data privacy and how any data submitted in this form is used. By registering to the Barclays Capital website with us, you agree that Barclays Capital may use the contact information provided by you for the management of this event – we will only disclose your details to selected parties such as hotels and venues. We may send your data outside the European Union/EEA to vetted third parties as part of the processing of your details and to our affiliates worldwide. Please see www.barcap.com for more information on Barclays Capital worldwide.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.ipathetn.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

CSNY362207W